Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus dated November 2, 2015 of McCormick & Company, Incorporated for the registration of debt securities and to the incorporation by reference therein of our reports dated January 29, 2015, with respect to the consolidated financial statements and schedule of McCormick & Company, Incorporated, and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated, included in its Annual Report (Form 10-K) for the year ended November 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 2, 2015